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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 11, 2000, relating to the financial statements and financial highlights which appears in the August 31, 2000 Annual Report of Chase Vista Select Intermediate Tax Free Income Fund, and Chase Vista Select New York Intermediate Tax Free Income Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Experts", "Independent Accountants" and "Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York
May 9, 2001